Agreement on Establishment of Changxing Chisen Physical Chemistry Power Research
and Development Center

For the purpose of enhancing the development of science and technology of the enterprise, and promoting the industrialization of high education, this agreement on the establishment of Changxing Chisen Physical Chemistry Power Research and Development Center is agreed upon the principle of mutual consent by Changxing Chisen Electric Co., Ltd. (hereinafter referred to as the Party A) and Xiamen University (hereinafter referred to as the Party B) under the principle of friendly cooperation and common development.

Article 1 Organization Structure and Functions of the R&D Center
1. Organization Structure of the R&D Center
The R&D Center is co-founded by Changxing Chisen Electric Co., Ltd. and Chemistry and Chemical Engineering College of Xiamen Universtiy. The R&D Center shall have one director and two vice directors. The person in charge of Party A shall serve as the director. Both parties shall assign a representative respectively to occupy the positions of two vice directors who are responsible for the supervision and management of the R & D of each party and the daily administration, communication and cooperation between the two parties. The Center shall formulate relevant management system confirmed and complied with by Party A and Party B.

2. The R &D program shall be brought forward by the R&D Center and implement under the confirmation of both parties.

3. Functions of the R&D Center
(1) Understanding the industrial requirement plan of Party A, discussion and confirmation on the R& D programs according to the industrial requirements of Party A;
(2) Organization of technical talents to apply for projects of technical plan at state, provincial or municipal administrative department level together with Party A and application for the project approval;
(3) Training of technical developers for Party A;
(4) Other issues related to cooperation.

Article 2 Responsibilities of Both Parties
1.	Responsibilities of Party A
(1)
During the term of cooperation on the R & D Center of both parties , Party A shall provide RMB 30,000 yuan as the operating expense of R & D to Party B’ account(Name: Xiamen University, Opening Bank: ICBC Xiamen University Branch, Account No. 4100021709024904620) Time of Payment: May to July each year;

(2)	Party A shall provide R & D expenditure to R &D Center for special purposes according to R& D projects and Planning Assignment;
(3)	Party A shall provide developers of the R &D Center places for living, office, R&D and Pilot Workshop when they are working in Party A;
(4)	During the R & D period, Party A shall provide necessary technical and logistics support when people from Party B are working in the field of Party A.

(5)	Party A shall assist in handling with other related matters.

2.	Responsibilities of Party B
(1)	Party B shall assist Party A with establishing related technical development plan and providing project plan and scheme for key advanced technology;
(2)	Party B shall organize team to research on the programs confirmed by both parties and project with project approval according to the technical requirements and industrial development plan of Party A;
(3)	Research on new power battery such as new lithium battery, ultra capacitor combined power, etc;
(4)	Providing R & D place and relevant equipment for developers;
(5)	Assisting with other related matters.

Article 3 Fruit Ownership
1.
The ownership of invention fruits of programs and projects which obtained project approval in the R & D Center belongs to both parties, and can not be transferred to any third party by Party A or Party B without the consent of the other party, (if any amendment exists, the amended agreement shall prevail. )

2.
The ownership of invention fruits of patents or none-patents which obtained project approval in the R & D Center belongs to both parties, and the sequence of authorship shall be in accordance with the agreement of the project and based on the author contribution.

3.
The distribution of income which is produced in transfer of ownership of technical fruits which obtained project approval in the R & D Center to a third party or in the commercial production shall be in accordance with the supplemental agreement on the project.

4.
The program that obtained project approval in the R & D Center shall not be developed independently by people of Party B who are engaged in the project, if any, the ownership of the scientific research achievements shall be deemed to belong to the R & D Center.

Article 4 Expenditure Management
1. Both parties shall actively apply to functional departments of government for project expenditure, the project expenditure approved to the project shall be distributed in accordance with the provisions of agreement on the project and transferred into the account of both parties separately for special purpose.
2. The expenditure of the R & D Centre shall be approved by the director of the R & D Centre, the expenditure of the R & D Centre on the side of Party B shall be examined and approved by the vice director who is representative of Party B.

Article 5 Any other matters concerned unspecified in this agreement shall be solved through friendly consultation of both parties.

Article 6 this agreement shall come into effect after being signed by both parties and the term of validity is three years. Supplemental agreement can be sighed by Party A and Party B according to the requirements of cooperation to carry out the project. This agreement shall be made in quadruplicate, with each party holding two, all of which are of the same effect.

Party A Changxing Chisen Electric Co., Ltd. (Seal)
Legal representative (or authorized person): /s/ Authorized Person

Party B Xiamen University (Seal)
Legal representative (or authorized person): /s/ Authorized Person
Date: April 30th, 2008

Annex 1
Introduction of Xiamen University

Xiamen University was founded in 1921 by Tan Kah Kee, the well-known patriotic overseas Chinese leader. It was the first university in China founded by an overseas Chinese. At present it is the only university in any of five special economic zones and is one of China’s higher-level universities designated for the state key construction of the “211 Project” and the “985 Project”. Currently, Professor Zhu Chongshi is the President of the University and Professor Zhu Zhiwen is the Chairman of the University Council.

Over the past eighty -six years, as the result of following the school motto: Pursue Excellence, Strive for Perfection, Xiamen University has accumulated rich experience in offering its educational programs and has presented its distinctive features in running the programs. Equipped with a strong team of faculty and staff, Xiamen University, which provides a fairly complete range of programs of education, has become a first-class comprehensive university in China with extensive international influence. Since its founding, Xiamen University has produced more than 150,000 undergraduates and graduates for the country and over 60 academicians of the Chinese Academy of Sciences (CAS) and the Chinese Academy of Engineering (CAE) have studied or worked at Xiamen University.

Xiamen University has 9 graduate school and 22 schools containing 58 departments. With 14 Doctoral degrees in first -class disciplines, and 17 Master degrees in first-class disciplines, the university offers 79 undergraduate programs, 219 graduate programs, and 134 PhD programs. with 5 subjects have been assessed and awarded as “the first-class national key disciplines” and 9 have been assessed and awarded as “the second-class national key disciplines” covering 38 second-class national key disciplines. There are 15 Post doctoral research centers,9 subjects of “national educational centers for talents”, 11 subjects listed among the state key disciplines in the "211 Project” construction during the period of the ninth Five-year plan, 11 subjects listed among the state key disciplines in the "211 Project” construction during the period of the tenth Five-year plan and11 subjects listed among the innovation research bases in the second phase of the “985 Project”.

Xiamen university has a high level team of faculty and staff including 2,337 full-time faculty and professional researchers , 1,319 professors and associate professors accounting for 56.4% of the total faculty, including 1103 doctors accounting for 47.2%, 1727 young employees below 45 accounting for 73.9%. 20 are academicians of CAS and CAE (11 are academicians of both CAS and CAE). Moreover, 7 faculty members of Xiamen University are seated on the State Council's Academic Degree Appraisal Committee. 14 are state experts with outstanding contribution.12 have been listed in the "One-hundred plus One-thousand plus Ten-thousand Talent Project”; 68 have been included in the Ministry of Education's training program for the "Leading Figure for the New Century";22 have obtained the "Science Grant for National Outstanding Youth" from the state; There are 12 special and 9 speech professorships of “Yangtze Scholar” , 4 winners of National Award for Distinguished Teacher of High Education, 3 “National Innovation Research Team” and 3 “Education Ministry Innovation Group” .

The university now has a total enrollment of over 36,410 full-time students on campus, including 20,824 undergraduates, 13,349 master students, 2,237 doctoral students, and over 2000 international students. The ratio of undergraduates to master students is 1.4:1. The university has won 5 first prizes and 12 second prizes in the fourth and fifth China Higher Education National Level Teaching Achievement Award. It has been listed in the leading universities in China. In the end of 2005, Xiamen University received a straight-A score in the undergraduate level Teaching Appraisal organized by the Ministry of Education. The graduates of Xiamen University are popular employees in society and the employment rate reaches 96%.

Xiamen University has set up over 120 research institutions, including 2 State Key Laboratories, 1 State Engineering Research Center, 4 Education Ministry Key Laboratories , 2 Education Ministry Engineering Technology Centers, 5 state key research bases in humanities and social science, 5 Fujian Province Key Laboratories and Centers, 20 Fujian Province High Education Key Laboratories and bases in humanities and social science,5 Xiamen Municipal Engineering Research Centers and 1 State University Science Park. In the past four years, 4 research reports were published in the international Science and Nature journal and 2 scientific research findings won the Second Class Prize of National Natural Science Award in 2006. Xiamen University has strong potentiality in human and science research. Taiwan studies, Southeast Asian studies, economic studies, and accounting studies are at the highest tier among domestic universities. The number of Social Science Fund Project in 2006 and 2007 ranked the sixth and eighth among high education institutes in China Education, The number of Ministry human and science research ranked the second among high education universities and institutes in China in 2007. 19 research achievements won the Award for Research Achievements in the Humanities and Social Sciences of the Ministry of Education.

Xiamen University has inter-university cooperative ties with over 100 institutions of higher education at home and abroad. Xiamen University has formally established multi-lateral cooperative relationship with eight other universities around the world by signing the Agreement on Global U8 Consortium. Because of its especially favorable geographical location and advantageous human resources, it is the key university most actively engaged in Taiwan Research and cross-straits educational exchanges.

Xiamen University has perfect teaching, research equipments and public service system. At present, Xiamen University covers over 5,000 Mu. The main campus locates at the south of Xiamen Island, covering 2,500 Mu, and Zhangzhou Campus covers 2568 Mu. Xiamen Universtiy has a constructed area of 1300,000 square meters, and its libraries hold 4.6 million volumes (including 1.5 million electronic volumes). It has fixed assets of 2.5 billion yuan and instruments and equipments of 900 million yuan. The facility of the student dormitory meets basically the requirements of “421” in the end of 2005. The scope and level of its high-speed information network on campus is rated at the top of all universities in China and has become the one of the main injunctions of CERNET2.With green hills behind and fronting the sea, Xiamen University is recognized as one of the most beautiful universities in China.

Xiamen University is now making great strides towards its goal of "building a high-level university well-known both at home and abroad."

Annex 2

Brief Introduction to College of Chemistry and Chemical Engineering
at Xiamen University

College of Chemistry and Chemical Engineering at Xiamen University was established on the basis of the Department of Chemistry in 1991. Academician Qian-Er ZHANG, Hui-Lin WAN has been the director of the College in sequence. Department of Chemistry, one of the earliest departments at Xiamen University, was founded in 1922 with Professor Shuqi Liu who had studied in America and obtained a doctor degree as the first dean of the department. The teacher strength of Department of Chemistry has always been strong, Yufeng Ji, Ying Fu, Jiaxi Lu, Liusheng Cai, Renyuan Qian, Guozhen Chen, and other well-known Chinese Academy of Sciences or the former professor or the academic committee member have taught here for Chemistry therefore they have laid A solid foundation for the development of the Department of Chemistry and set an excellent academic tradition. After successive efforts of chemists and educators, Department of Chemistry of Xiamen University has become one of the leading centers in China and world-renowned training and scientific research base for chemical talents.

College of Chemistry and Chemical Engineering consists of Department of Chemistry, the Department of Chemical and Biochemical Engineering and the Department of Materials Science & Engineering; the original Department of Materials has developed into a college in 2007. College of Chemistry and Chemical Engineering has State Key Laboratory of Solid Surface Physical Chemistry Laboratory, Key Laboratory of Ministry of Education on Modern Scientific Analysis, Key Laboratory of Fujian Provincial on Chemical Biology and other scientific research institutions or affiliate institutes.

The College has 280 staffs, including 149 teachers, 93 professional and technical personnel, 38 party and government and logistics personnel, 67 professors, 50 associate professors; among them 75.8 percent have doctorate degrees, 74.7 percent are under the age of 50.

The College has first level discipline of the state, key discipline of Fujian Province on industrial catalysis, Master & Doctor's degree granting units and Post-Doctoral Program on first level discipline, Master & Doctor's degree granting units on industrial catalysis, Master's degree granting units on environmental chemistry and polymer chemistry. The Master Degree Program of Polymer Chemistry begins in 2003. The College enrolls 2182 graduate students, among which 275 in doctoral program, 509 in master program, 1398 undergraduate students.

Based on reasonable structure and teaching staff in comprehensive disciplines, by taking advantage of the opportunity of construction “211Projects” and “985Projects”, the College have achieved substantial development on construction of discipline and scientific research. It has made a breakthrough on the number of theses published on Science. In recent years, it has made great improvement in industrialized construction bases.